Exhibit 99.25

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Company, nor is it any solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution in or into any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

廣東東陽光藥業股份有限公司	宜昌東陽光長江藥業股份有限公司
SUNSHINE LAKE PHARMA	YICHANG HEC CHANGJIANG
CO., LTD.	PHARMACEUTICAL CO., LTD.
(a company incorporated in the People’s Republic of China with limited liability)	(a joint stock limited company incorporated in the People’s Republic of China with limited liability)
(Stock Code: 1558)

JOINT ANNOUNCEMENT

WITHDRAWAL OF LISTING OF H SHARES AND

EXPECTED TIMELINE FOR THE WITHDRAWAL OF LISTING AND

THE IMPLEMENTATION OF THE SHARE EXCHANGE

Financial Adviser to the Offeror

Financial Adviser to the Company

INTRODUCTION

Reference is made to (i) the announcement published by YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (the ‘‘Company’’) pursuant to Rule 3.7 of the Takeovers Code on 8 March 2024; (ii) the announcement jointly published by Sunshine Lake Pharma Co., Ltd. (the ‘‘Offeror’’) and the Company on 10 May 2024 (the ‘‘Joint Announcement’’) in relation to the Merger; (iii) the composite document dated 30 June 2025 jointly issued by the Offeror and the Company in relation to the Merger (the ‘‘Composite Document’’); (iv) the joint announcement published by the Offeror and the Company on 21 July 2025 in relation to, among others, the poll results of the EGM and the H Shareholders’ Class Meeting and the exercise of the right of Dissenting Shareholders; and (v) the joint announcement published by the Offeror and the Company on 23 July 2025 in relation to the results of exercise of the right of Dissenting Shareholders. Unless otherwise defined herein, capitalised terms used in this announcement shall have the same meanings as defined in the Composite Document.

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WITHDRAWAL OF LISTING OF H SHARES

The Stock Exchange has approved the withdrawal of listing of H Shares on the Stock Exchange (the ‘‘Delisting’’) with effect from 4:00 p.m. on 5 August 2025.

After the withdrawal of listing of H Shares on the Stock Exchange, H Shareholders should refer to the announcement(s) published by the Offeror on the website of the Stock Exchange at www.hkexnews.hk for further announcements in relation to the implementation of the Share Exchange and information about the Post-Merger Offeror, including information relating to the commencement of dealings in the Offeror H Shares issued to the Share Exchange Shareholders as consideration for the Share Exchange.

EXPECTED TIMELINE

Set out below is the expected timeline in respect of the key events regarding the Merger, including the Delisting and the implementation of the Share Exchange.

Event	Expected Date

Withdrawal of listing of H Shares	4:00 p.m. on Tuesday, 5 August 2025

Offeror H Share certificates to be despatched on	Wednesday, 6 August 2025

Share Exchange Date	Thursday, 7 August 2025

Dealings in the Offeror H Shares on the Stock Exchange to commence at	9:00 a.m. on Thursday, 7 August 2025

Please note that this announcement is made for reference for the Shareholders, investors and potential investors in the securities of the Company only, and the expected timeline above may differ from the final timeline in accordance with the actual circumstances. Further announcement(s) will be made as and when appropriate.

SHARE EXCHANGE RATIO

The Share Exchange Ratio is 1 H Share to exchange for 0.263614 Offeror H Share, meaning that the Offeror will issue 0.263614 Offeror H Share to exchange for 1 H Share.

Under the Share Exchange pursuant to the Merger, the number of Offeror H Shares obtained by the Share Exchange Shareholders will be in whole numbers. If the number of Offeror H Shares to be obtained by a Share Exchange Shareholder (calculated by the number of H Shares held multiplied by the Share Exchange Ratio) will not result in a whole number, the Share Exchange Shareholders concerned will be ranked according to the fractional value after the decimal point from highest to lowest. One additional Offeror H Share will be given to each such Share Exchange Shareholder in such order until the aggregate number of Offeror H Shares actually exchanged is equal to the total number of Offeror H Shares proposed to be issued. If the number of Share Exchange Shareholders with the same fractional value after the decimal point is more than the number of remaining Offeror H Shares to be issued, Offeror H Shares will be allocated randomly by a computerised system until the aggregate number of the Offeror H Shares actually exchanged is equal to the total number of Offeror H Shares proposed to be issued.

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NOTICE TO U.S. H SHAREHOLDERS

The Merger will be implemented by way of a merger by absorption provided for under the laws of the PRC, which will involve the exchange of securities of two companies incorporated in the PRC with limited liability and the cancellation of the securities of a company incorporated in the PRC with limited liability. The Merger is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial information included in this document has been prepared in accordance with IFRS and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The Merger will be made in the United States pursuant to the applicable U.S. tender offer rules or certain available exemptions or exceptions therefrom and otherwise in accordance with the requirements of the laws of Hong Kong and the PRC. Accordingly, the Merger will be subject to Hong Kong and PRC disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

By order of the board of	By order of the board of
Sunshine Lake Pharma Co., Ltd.	YiChang HEC ChangJiang
ZHANG Yingjun	Pharmaceutical Co., Ltd.
Chairman	TANG Xinfa
Chairman

Hubei, the PRC
5 August 2025

As at the date of this joint announcement, the Offeror’s directors are Dr. ZHANG Yingjun, Dr. LI Wenjia, Mr. ZHANG Yushuai, Mr. TANG Xinfa, Mr. ZHU Yingwei, Mr. ZENG Xuebo, Ms. DONG Xiaowei, Ms. WANG Lei, Dr. LI Xintian, Dr. MA Dawei, Dr. YIN Hang Hubert and Dr. LIN Aimei. The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Company or the Directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Company or the Directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

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As at the date of this joint announcement, the Board consists of Mr. JIANG Juncai, Mr. WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors. The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Offeror or its directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Offeror or its directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

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